Exhibit 99.5

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the common stock, par value $0.0001 per share, of Guerrilla RF, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: August 12, 2024

NR-PRL PARTNERS, LP

By:	NR-PRL Partners GP, LLC, its General Partner

By:	/s/ Todd B. Hammer
	Name:	Todd B. Hammer
	Title:	Member

NR-PRL PARTNERS GP, LLC

By:	/s/ Todd B. Hammer
	Name:	Todd B. Hammer
	Title:	Member

/s/ Todd B. Hammer
Todd B. Hammer

/s/ Thomas B. Ellis
Thomas B. Ellis